UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2015

 CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

101 Wolf Drive, Thorofare, NJ	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2015, Checkpoint Systems, Inc. (the “Company”) appointed James M. Lucania as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Lucania, age 36, has been Acting Chief Financial Officer since March 2015. He served as Vice President of Finance and Treasurer of the Company from October 2012 until March 2015.  Prior to joining the Company, from 2009 to 2012, Mr. Lucania worked at Miller Buckfire & Co., LLC, an independent investment bank and advisory firm, where he served most recently as a Vice President and led large-scale corporate restructuring, M&A, and public and private financing transactions.

Mr. Lucania will receive a base annual salary of $325,000 and will be eligible to receive a bonus of 75% of his annualized salary based upon achievement.

In connection with his appointment, Mr. Lucania will receive 100,000 stock options under the Company’s 2015 Incentive Award Plan. The stock options will have a ten-year term and vest over three years.

Mr. Lucania will continue to participate in the Company's Long-Term Incentive Compensation Plan, deferred compensation plan and termination policy for executives.  Additionally, Mr. Lucania will continue to participate in benefit programs available to all employees including the Company’s retirement plan and medical plans.

Item 9.01	Financial Statements and Exhibits

 (d) Exhibits.

99.1 Press release dated November 10, 2015.
.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: November 10, 2015	By:	/s/ Bryan Rowland
Name: Bryan Rowland
Title: VP, General Counsel & Secretary